As filed with the Securities and Exchange Commission on August 16, 2005
                           Registration No. 333-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                            W. R. BERKLEY CORPORATION
             (Exact name of registrant as specified in its charter)


        Delaware                                        22-1867895
(State or other jurisdiction                          (I.R.S. Employer
of incorporation or organization)                   Identification Number)

                               475 Steamboat Road
                          Greenwich, Connecticut 06830
                    (Address of Principal Executive Offices)
--------------------------------------------------------------------------------
                            W. R. Berkley Corporation
                    Deferred Compensation Plan for Directors
                            (Full title of the plan)
--------------------------------------------------------------------------------

                              Ira S. Lederman, Esq.
              Senior Vice President, General Counsel and Secretary
                            W. R. Berkley Corporation
                               475 Steamboat Road
                          Greenwich, Connecticut 06830
                                 (203) 629-3000
 (Name, address and telephone number, including area code, of agent for service)
--------------------------------------------------------------------------------

                                    Copy to:
                            Jeffrey S. Hochman, Esq.
                          Willkie Farr & Gallagher LLP
                               787 Seventh Avenue
                          New York, New York 10019-6099
                                 (212) 728-8000

--------------------------------------------------------------------------------

                         CALCULATION OF REGISTRATION FEE
========================= ======================= ======================== ====================== =====================

                                                         Proposed maximum      Proposed maximum
Title of Securities to         Amount to be             offering price per      aggregate offering       Amount of
     be registered             registered                    share                  price             registration fee
------------------------- ----------------------- ------------------------ ---------------------- ---------------------
Deferred Compensation          $500,000 (2)                100%                  $500,000              $58.85 (3)
Obligations (1)
========================= ======================= ======================== ====================== =====================

Common Stock, $0.20               (4)                      (4)                     (4)                  N/A(5)
par value per share (4)
========================= ======================= ======================== ====================== =====================

(1) The W. R. Berkley Corporation Deferred Compensation Plan for Directors (the "Plan") allows members of the Board of Directors (the "Board") of W. R. Berkley Corporation (the "Company") to defer the payment of all or a portion of their compensation for services to the Board and have such deferred amounts deemed invested into an interest-bearing investment or a phantom stock investment representing shares of the Company's common stock, $0.20 par value per share (the "Common Stock"). These securities represent the unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Plan ("Deferred Compensation Obligations").

(2) Estimated solely for calculating the amount of the registration fee. Such estimate is based on the estimate of the aggregate compensation to be deferred by participants.

(3) Calculated pursuant to paragraph (o) of Rule 457 under the Securities Act of 1933, as amended (the "Securities Act").

(4) This Registration Statement also covers an indeterminable number of shares of Common Stock, to be issued at indeterminable prices from time to time pursuant to the terms of the Plan and such additional number of shares as may be issued to prevent dilution resulting from stock splits, dividends or similar transactions effected without the receipt of consideration.

(5) Because the Common Stock to be issued under the Plan results from the conversion of the Deferred Compensation Obligations into shares of Common Stock, no separate registration fee is required, pursuant to paragraph (i) of Rule 457 under the Securities Act.

                                     PART II

                           INFORMATION REQUIRED IN THE
                             REGISTRATION STATEMENT


Item 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, filed with the Securities and Exchange Commission (the "Commission") by W. R. Berkley Corporation, a Delaware corporation (the "Company"), are incorporated by reference into this Registration Statement:

               (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act");

               (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005, respectively, filed pursuant to the Exchange Act;

               (c) The Company's Current Reports on Form 8-K, filed on February 25, 2005, March 7, 2005, March 14, 2005, May 6, 2005 and July 25, 2005
          (two reports), respectively (but only to the extent the information therein is filed and not furnished), pursuant to the Exchange Act; and

               (d) The descriptions of the Company's (i) common stock, par value $0.20 per share (the "Common Stock"), set forth in the Company's Registration Statement on Form S-3 (No. 333-57546), under the heading "Description of our Capital Stock" (on pages 5-12 therein), filed with the Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act") on March 23, 2001, as amended by, and incorporated by reference into, the Company's Registration Statement on Form 8-A/A (Amendment No. 1) under the heading "Description of the Registrants Securities to be Registered" (on page 1 therein), filed with the Commission pursuant to the Exchange Act on May 1, 2001 and (ii) rights to purchase Series A Junior Participating Preferred Stock, set forth in the Company's Registration Statement on Form 8-A, under the heading "Description of the Registrants Securities to be Registered" (on pages 1-7 therein), filed with the Commission pursuant to the Exchange Act on May 11, 1999, as amended by the Company's Registration Statement on Form 8-A/A (Amendment No. 1), under the heading "Description of the Registrants Securities to be Registered" (on page 1 therein), filed with the Commission pursuant to the Exchange Act on May 1, 2001.

     In addition, all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration

Statement and prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents with the Commission. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4.  DESCRIPTION OF SECURITIES

     (a)  Common Stock.

     Inapplicable (the Common Stock is registered under Section 12 of the Exchange Act).

     (b) Deferred Compensation Obligations.

     The Company's Deferred Compensation Plan for Directors (the "Plan"), provides members of the Board of Directors of the Company (the "Board") with the opportunity to defer the payment of all or a portion of their Board and committee retainer and meeting fees earned in any year until a later time. During the deferral period, the members of the Board who elect such deferral ("Plan Participants") may have their deferred compensation (i) credited with a predetermined rate of interest or (ii) deemed invested into a phantom interest in the Common Stock and credited with dividend equivalents. Deferred compensation deemed invested in the phantom interest in the Common Stock at the time of distribution from the Plan may be distributed in the form of shares of Common Stock. Plan Participants are always fully vested in their deferred compensation under the Plan.

     Amounts deferred by a Plan Participant under the Plan will be credited to a bookkeeping account on the books of the Company. The value of each Plan Participant's account will be based on the amount deferred and the performance of the investment benchmark alternatives selected by such Plan Participant. Since no deferrals will actually be required to be invested in any investment benchmark fund or security, Plan Participants will not have ownership interest in any investment benchmark fund or security while their compensation is deferred under the Plan.

     Payment of each Plan Participant's deferred compensation will be made in a lump sum or a series of up to five annual installments on the earlier of the elected distribution date or dates or upon the termination of the Plan Participant's membership with the Board (and employment with the Company, if applicable). In addition, under certain circumstances, a Plan Participant may request an earlier distribution on account of an Unforeseeable Emergency, as defined in the Plan.

     The Deferred Compensation Obligations are unsecured general obligations of the Company to pay the value of the deferred compensation accounts in the future as adjusted to reflect the hypothetical gains and losses resulting from the performance of the selected investment benchmarks in accordance with the terms of the Plan. The Deferred Compensation Obligations will rank without preference with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding and are, therefore, subject to the risks of the Company's insolvency.

     The Deferred Compensation Obligations cannot be transferred or assigned, other than by will or the laws of descent and distribution.

     The Plan may at any time or from time to time be amended, modified or terminated by the Board. However, no amendment, modification or termination may, without the consent of the Plan Participant, adversely affect any amounts credited to such Plan Participant's deferred compensation account, unless such amendment, modification or termination is for the purpose of complying with
Section 409A of the Internal Revenue Code of 1986, as amended.

Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

     The validity of the Deferred Compensation Obligations and shares of Common Stock offered hereby is being passed upon for the Company by Willkie Farr & Gallagher LLP. As of the date of this Registration Statement, Mr. Jack H. Nusbaum, the Chairman of Willkie Farr & Gallagher LLP, beneficially owned no Deferred Compensation Obligations and an aggregate of 41,218 shares of Common Stock. Mr. Nusbaum is also a director of the Company and, as such, will be allowed to participate in the Plan to the same extent as other directors.

Item 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law, as amended, which is applicable to the Company, provides in regards to indemnification of directors and officers as follows:

     (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

     (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections
(a) and (b) of this section. Such determination shall be made with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

     (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

     (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

     (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

     (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

     (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

     (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     As permitted by the Delaware General Corporation Law, the Company's stockholders approved an amendment to its Restated Certificate of Incorporation containing provisions eliminating a director's personal liability for monetary damages to the Company and its stockholders arising from a breach of a director's fiduciary duty except for liability under Section 174 of the Delaware General Corporation Law, liability for any breach of the director's duty of loyalty to the Company or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or any transaction from which the director received an improper personal benefit. The amendment also provides for indemnification of directors, officers and other persons under certain circumstances.

     The Company maintains policies of insurance under which the Company and its directors and officers are insured subject to specified exclusions and deductible and maximum amounts against loss arising from any claim which may be made against the Company or any of its directors or officers by reason of any breach of duty, neglect, error, misstatement, omission or act done or alleged to have been done while acting in the Company's or their respective capacities.

Item 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Inapplicable.


Item 8.  EXHIBITS

Exhibit No.                  Description of Exhibits
-----------                  -----------------------

     4    W. R. Berkley Corporation Deferred Compensation Plan for Directors.

     5 Opinion of Willkie Farr & Gallagher LLP regarding the legality of the securities being registered.

     23.1 Consent of KPMG LLP.

     23.2 Consent of Willkie Farr & Gallagher LLP (included in Exhibit 5).

     24   Power of Attorney (reference is made to the signature page).

Item 9.  UNDERTAKINGS

     1.   The undersigned registrant hereby undertakes:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized on the 2nd day of August, 2005.



                                        W. R. Berkley Corporation



                                        By:  /s/ William R. Berkley
                                             -----------------------------------
                                                 William R. Berkley
                                                 Chairman of the Board
                                                 and Chief Executive Officer

                                POWER OF ATTORNEY

     Each of the undersigned officers and directors of W. R. Berkley Corporation hereby severally constitutes and appoints William R. Berkley, Eugene G. Ballard and Ira S. Lederman, and each of them, with full power to act without the other, as his true and lawful attorney-in-fact and agent for the undersigned, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


                     Name                                   Title                             Date
                     ----                                   -----                             ----
By:        /s/ William R. Berkley                Chairman of the Board and Chief          August 2, 2005
           ---------------------------------     Executive Officer (Principal Executive
           William R. Berkley                    Officer)


By:        /s/ Eugene G. Ballard                 Senior Vice President, Chief             August 2, 2005
           ---------------------------------     Financial Officer and Treasurer
           Eugene G. Ballard                     (Principal Financial Officer)


By:        /s/ Clement P. Patafio                Vice President, Corporate Controller     August 2, 2005
           ---------------------------------     (Principal Accounting Officer)
           Clement P. Patafio


By:        /s/ W. Robert Berkley, Jr.            Senior Vice President and Director       August 2, 2005
           ---------------------------------
           W. Robert Berkley, Jr.


By:        /s/ Philip J. Ablove                  Director                                 August 2, 2005
           ---------------------------------
           Philip J. Ablove




By:        /s/ Ronald E. Blaylock                Director                                 August 2, 2005
           ---------------------------------
           Ronald E. Blaylock


By:        /s/ Mark E. Brockbank                 Director                                 August 2, 2005
           --------------------------------
           Mark E. Brockbank


By:        /s/ George G. Daly                    Director                                 August 2, 2005
           ---------------------------------
           George G. Daly


By:        /s/ Rodney A. Hawes, Jr.              Director                                 August 2, 2005
           ---------------------------------
           Rodney A. Hawes, Jr.


By:        /s/ Jack H. Nusbaum                    Director                                August 2, 2005
           ---------------------------------
           Jack H. Nusbaum


By:        /s/ Mark L. Shapiro                    Director                                August 2, 2005
           ---------------------------------
           Mark L. Shapiro


                                INDEX TO EXHIBITS



Exhibit No.             Description of Exhibit
-----------             ----------------------

4      W. R. Berkley Corporation Deferred Compensation Plan for Directors.

5 Opinion of Willkie Farr & Gallagher LLP regarding the legality of the securities being registered.

23.1   Consent of KPMG LLP.

23.2   Consent of Willkie Farr & Gallagher LLP (included in Exhibit 5).

24     Power of Attorney (reference is made to the signature page).